Exhibit (p)(1)

CODE OF ETHICS

HARDING LOEVNER LP

HARDING, LOEVNER FUNDS, INC.

This Code of Ethics (the “Code”) is a joint Code for Harding Loevner LP (the “Adviser”) and Harding, Loevner Funds, Inc. (the “HL Funds”). It reflects the requirements of Section 204A of the Investment Advisers Act of 1940, Rule 204A-1 under that Act, and Rule 17j-1 under the Investment Company Act of 1940. The Adviser and the HL Funds are referred to collectively as “Harding Loevner.”

I.	STANDARDS OF CONDUCT AND FIDUCIARY DUTY

The Adviser has a fiduciary duty to its investment advisory clients, including the HL Funds. That duty requires each Employee to act solely for the benefit of clients. The conduct of the Adviser and its Employees must recognize that the clients’ interests always have priority over those of the Adviser and its Employees (including with respect to Employee personal trading) and is based upon fundamental principles of openness, integrity, honesty and trust.

Each Employee is expected to adhere to the highest standard of professional and ethical conduct and should be sensitive to situations that may give rise to an actual conflict or the appearance of a conflict with our clients’ interests. Such conflicts could also have the potential to cause damage to the Adviser’s reputation. Each Employee is also required to comply with all applicable Federal Securities Laws. Each Employee must exercise reasonable care and professional judgment to avoid actions that could put the image or reputation of the Adviser at risk.

This Code sets forth the policy regarding Employee conduct in those situations in which conflicts with our clients’ interests are most likely to be present or develop. The Code does not attempt to identify all possible conflicts of interest, and literal compliance with the Code will not shield the Employee from sanctions for personal trading or other conduct that violates a fiduciary duty to clients. It is expected that Employees will embrace and comply with both the letter and the spirit of the Code.

Adherence to the Code is a basic condition of employment. If an Employee has any doubt as to the appropriateness of any activity, believes that he or she has violated the Code, or becomes aware of a violation of the Code by another Employee, the Employee is obligated to bring these matters to the attention of the Compliance Committee.

II.	DEFINITIONS

“Access Person” means any person who is either an Adviser Access Person or a Fund Access Person.

“Adviser Access Person” means any Employee or any other person identified by the CCO as an Adviser Access Person. The CCO shall designate as an Adviser Access Person any supervised person who (i) has access to non-public information regarding any purchase or sale of securities for an Adviser client, or non-public information regarding the portfolio holdings of any Reportable Fund, or (ii) is involved in making securities recommendations to Adviser clients, or who has access to such recommendations that are non-public. Since providing investment advice is the Adviser’s primary business, all of the Adviser’s directors, officers and partners are presumed to be Adviser Access Persons.

“Active Consideration” means the period of time during which the portfolio manager is considering the purchase or sale of a security for client accounts.

“Adviser” means Harding Loevner LP.

“Advisers Act” means the Investment Advisers Act of 1940.

“AMG Funds” means the Funds listed on Appendix D.

“Automatic Investment Plan” means a program, including a dividend reinvestment program, in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation.

“Beneficial Ownership” means that a person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a security. A “pecuniary interest” in a security means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such security. An Employee is presumed to have beneficial ownership in the following: (i) securities owned by an Employee in his or her name; (ii) securities owned by an individual Employee indirectly through an account or investment vehicle for his or her benefit, such as an IRA, family trust, or family partnership; (iii) securities owned in which the Employee has a joint ownership interest, such as a joint brokerage account; (iv) securities in which a member of the Employee’s immediate family (e.g., spouse, domestic partner, minor children, adult children living at home and other dependent relatives) has a direct, indirect or joint ownership interest if the immediate family member resides in the same household as the Employee; and (v) securities owned by a trust, private foundation or other charitable accounts in which the Employee (or a member of the Employee’s immediate family) has both a pecuniary interest and investment discretion. This definition shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, the text of which is attached as Exhibit H to the Code.

“Blackout Period” means the period during which an Adviser Access Person is prohibited from engaging in a Personal Securities Transaction because (i) a transaction in the same security is pending or anticipated for client accounts; (ii) a transaction for client accounts is under Active Consideration by a portfolio manager of the Adviser; or (iii) a transaction in the same security for client accounts occurred within two (2) calendar days prior to the Adviser Access Person’s request for approval of a Personal Securities Transaction.

“CCO” means the Chief Compliance Officer of the Adviser.

“Compliance Committee” means the Adviser’s committee charged with overseeing the Adviser’s compliance policies and procedures. The committee is comprised of the Chief Executive Officer, the Chief Compliance Officer, the Chief Investment Officer and a senior Portfolio Manager.

“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

“Employee” means an employee of the Adviser, a limited partner of the Adviser, and any temporary employee of the Adviser who is contracted to work more than ninety (90) days. All Employees are deemed to be Adviser Access Persons.

“Entertainment Event” means events (e.g., lunches, dinners, golf outings, cocktail parties and regular season sporting events) with Organizations that are not primarily intended for the purpose of conducting Adviser business. Entertainment Event does not include, for example, meals incidental to a research conference.

“ETF” means an exchange traded Fund, whether organized as an open-end Fund or a unit investment trust.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exempt Transactions” means transactions in securities that are exempt from the prior approval and/or the reporting requirements of this Code. Refer to Appendix C for a list of security types that fall into this category.

“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to Funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

“Frequent Trading” means the frequent trading in shares of an open-end Fund in violation of the Fund’s prospectus and/or trading policies, including any trading designed to exploit perceived inefficiencies in the prices of Fund shares.

“Front Running” means engaging in a Personal Securities Transaction in advance of a transaction in the same security for a client’s account.

“Fund” means an investment company registered under the Investment Company Act of 1940.

“Fund Access Person” means any director or officer of the HL Funds who is not also an Adviser Access Person.

“HL Funds” means Harding, Loevner Funds, Inc. and its Portfolios.

“Independent Director” means a director of the HL Funds who is not an “interested person” of the HL Funds within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

“Initial Public Offering” or “IPO” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Insider Trading” is not defined in the Federal Securities Laws, but generally refers to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of Material, Non-Public Information about the security.

“Investment Company Act” means the Investment Company Act of 1940.

“Late Trading” means the illegal practice of pricing a purchase or redemption order for shares of an open-end Fund with the current day share price even though the order is received after the pricing time. Late trading often involves a coordinated effort by the investor and a broker or service provider for the Fund.

“Limited Offering” means an offering (e.g., limited partnership) that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

“Material, Non-Public Information” means information for which there is substantial likelihood that a reasonable investor would consider important in making an investment decision, or is reasonably certain to have an effect on the price of the issuer’s security, but which has not been made available to the public, has not been disseminated broadly to the marketplace, or has not had sufficient time post-dissemination for the marketplace to react to the information.

“Organizations” means entities, and the individuals that work for them, that provide services, or seek to provide services, to clients through the Adviser’s relationship with the client. Examples include brokers, consultants, companies that the Adviser researches for possible investment, and companies in which the Adviser invests for client accounts.

“Personal Securities Transaction” means a Reportable Transaction in which an Access Person has Beneficial Ownership in the security.

“Reportable Fund” means any Fund: (i) for which the Adviser serves as the investment adviser; or (ii) whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser. For purposes of this Code, the Reportable Funds are the HL Funds and the AMG Funds.

“Reportable Security” means a security (as that term is defined in the Advisers Act or the Investment Company Act), except that it does not include any of the following: (i) direct obligations of the government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market Funds; (iv) shares issued by open-end Funds other than Reportable Funds; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end Funds, none of which are Reportable Funds. All ETFs are Reportable Securities. For lists of Reportable Securities, refer to Appendices A & B. For a list of instruments not considered to be Reportable Securities, refer to Appendix C.

“Reportable Transaction” means a transaction by an Access Person in a Reportable Security. Refer to Appendix A for a list of security types subject to this requirement. The purchase or sale of a Reportable Security includes the writing of an option to purchase or sell the Reportable Security.

“Rumor” means a statement not based on verified information. An expression of opinion is not a Rumor.

“Securities Act” means the Securities Act of 1933.

“Trading Day” means any day on which the New York Stock Exchange is open for regular trading.

Terms not defined above or in this Code have the meaning set forth in the Advisers Act.

III.	POLICY ON PERSONAL SECURITIES TRANSACTIONS

Each Adviser Access Person must comply with the following policies for all of his or her Personal Securities Transactions.

Initial Public Offerings

An Adviser Access Person may not participate in an initial public offering, unless the IPO falls into one of the following categories:

1.	An IPO of securities of a mutual insurance company as a result of the Adviser Access Person’s ownership of an insurance policy; or

2.	An IPO of securities of a spinoff company as a result of the Adviser Access Person’s ownership of shares of the company that spins off the issuer of the IPO.

An Adviser Access Person must give prompt notice to the CCO when acquiring Beneficial Ownership in securities of an IPO that are subject to either of the two exceptions set forth above.

If an Adviser Access Person believes participation in an IPO may be appropriate, for example, in situations similar to the two situations identified above, but not covered by those two situations, the Adviser Access Person may submit a written request for approval, and the CCO may grant approval if the investment is deemed acceptable.

Limited Offerings

An Adviser Access Person may purchase securities in a Limited Offering only with the prior written approval from a member of the Compliance Committee. The Compliance Committee member shall consider the following factors in determining whether to approve a purchase in a Limited Offering:

1.	Whether the investment opportunity should be reserved for clients;

2.	Whether the Adviser Access Person is being offered the investment opportunity due to his or her employment with the Adviser; and

3.	Any other relevant factors (e.g., whether the Adviser has any business dealings with the issuer, general partner, or any of the individuals named in the offering documents, or if the Adviser Access Person has knowledge of an impending IPO by the issuer).

The Compliance Committee member may approve a single purchase in a Limited Offering or additional investments in previously-approved Limited Offerings (such as subsequent investments in the same limited partnership). The approval may be subject to limitations, including timing of investments, number of investments, or amount of investments.

Frequent Trading (Open-End Funds)

Frequent Trading can harm shareholders in various ways, including reducing the returns to long-term shareholders by increasing costs to the Fund and disrupting portfolio management strategies. Adviser Access Persons are required to comply with the policies of any open-end Funds in which they invest regarding purchases, redemptions and exchanges, and are prohibited from engaging in Frequent Trading in open-end Funds.

Late Trading (Open-End Funds)

Late Trading is prohibited by law and, with respect to Reportable Funds, may represent a violation of fiduciary duty. Even though the Code only requires Adviser Access Persons to report transactions in Reportable Funds, this Code prohibits Adviser Access Persons from engaging in or facilitating Late Trading in shares of any open-end Fund.

Short-Term Trading (All Securities)

The Adviser considers short-term trading problematic if it (1) interferes with the Adviser Access Person’s duties, obligations or loyalties to the Adviser or the Adviser’s clients; (2) is using Material, Non-Public Information, or (3) is otherwise in violation of applicable laws, rules and regulations or the Adviser’s policies and procedures.

The Compliance Committee may impose restrictions on Personal Securities Transactions, or deny a request for prior approval of Personal Securities Transactions, if it believes that they may interfere with the Adviser Access Person’s duties, obligations or loyalties to the Adviser or the Adviser’s clients, impose undue burden on the Adviser, or may otherwise be contrary to the interests of the Adviser or the Adviser’s clients.

Blackout Period

To avoid Front Running or other conflict of interest with client accounts, or the appearance of Front Running or a conflict of interest with client accounts, no Adviser Access Person may engage in a Personal Securities Transaction in a security that is in a Blackout Period.

Requests for a waiver of the Blackout Period will be considered by a member of the Compliance Committee on a case-by-case basis. Factors that may be considered include, but are not limited to, the size of the proposed Personal Securities Transaction in relation to average daily trading volumes, whether transactions for client accounts have been completed, and whether the proposed Personal Securities Transaction is directionally aligned or opposed to transactions for client accounts.

Prior Approval Required

Adviser Access Persons must obtain prior approval for Personal Securities Transactions (other than Personal Securities Transactions in securities listed on Appendix B) in Reportable Securities in accordance with the procedures set forth below in Section V, ADMINISTRATION OF THE CODE OF ETHICS. For a list of Reportable Securities for which prior approval of Personal Securities Transactions is required, refer to Appendix A.

Each Adviser Access Person is responsible for ensuring that his or her Personal Securities Transactions for which he or she requests prior approval will not violate the Adviser’s policies or applicable Federal Securities Laws.

IV.	REPORTING AND CERTIFICATION REQUIREMENTS

Each Access Person must comply with the following reporting and certification requirements:

Initial Holdings Report

Each new Access Person is required to complete and submit an Initial Holdings Report to the CCO or designee within ten (10) calendar days of becoming an Access Person. A sample Initial Holdings Report is attached to this Code as Exhibit A. The new Access Person must disclose all of his or her security holdings in Reportable Securities, including Limited Offerings and Reportable Funds. The new Access Person must also disclose all of his or her brokerage accounts and all other accounts that hold Reportable Securities at that time (including IRA accounts and custodial accounts), even if the only securities held in such accounts are Reportable Funds. Personal Securities Transactions are prohibited until the Initial Holdings Report is filed.

The Initial Holdings Report must be current as of a date no more than forty-five (45) days prior to the date the person becomes an Access Person. The Initial Holdings Report must contain the following information:

1.	The title and type of security, and as applicable the exchange ticker or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership when the person became an Access Person;

2.	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit as of the date the person became an Access Person;

3.	The number and title of each account in which the Access Person has any direct or indirect Beneficial Ownership; and

4.	The date the Access Person submits the Initial Holdings Report.

Duplicate Confirmations

Access Persons may maintain accounts with any broker or brokers of their choosing. Adviser Access Persons must instruct their brokers to send duplicate confirmations for their Reportable Transactions to the Adviser’s Compliance Department. Duplicate confirmations are used to reconcile the Quarterly Transaction Reports submitted by each Adviser Access Person.

Initial Conflicts of Interest Questionnaire

Each new Adviser Access Person is required to complete and submit an Initial Conflicts of Interest Questionnaire to the CCO or designee within ten (10) calendar days of becoming an Adviser Access Person. A sample Conflicts of Interest Questionnaire is attached as Exhibit B. The CCO may request additional details based upon the information furnished by the Adviser Access Person.

Quarterly Transaction Report

Each Access Person must complete and submit a Quarterly Transaction Report to the CCO or designee within thirty (30) calendar days following the close of the quarter, even if there were no transactions in Reportable Securities during the period. A sample Quarterly Transaction Report is attached as Exhibit C.

The Quarterly Transaction Report must contain the following information:

1.	With respect to any Personal Securities Transaction:

a.	The date of the transaction, the title of the security, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and principal amount of each Reportable Security involved;

b.	The nature of the transaction (i.e., purchase, sale, gift or any other type of acquisition or disposition);

c.	The price of the security at which the transaction was effected;

d.	The name of the broker, dealer or bank with or through which the transaction was effected.

2.	Any additions (including the date the account was established), deletions or changes to the securities account information previously provided by the Access Person that are necessary to bring it up to date.

3.	The date the Access Person submits the Quarterly Transaction Report.

Transactions in Reportable Funds and ETFs, and the receipt of or donation of a gift of securities must be reported on the Quarterly Transaction Reports, notwithstanding that prior approval is not required. Refer to Appendix B for more information.

Transactions effected through an Automatic Investment Plan do not need to be reported on a Quarterly Transaction Report, unless the transaction(s) overrides the pre-set schedule or allocations of the Automatic Investment Plan, in which case the transaction(s) must be reported.

Annual Holdings Report

Each Access Person is required to complete and submit an Annual Holdings Report to the CCO or designee within thirty (30) calendar days following the close of the calendar year. A sample Annual Holdings Report is attached as Exhibit D.

The Annual Holdings Report must be current as of a date no more than forty-five (45) days prior to the date the report is submitted and contain the following information:

1.	The title and type of security, and as applicable the exchange ticker or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

2.	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit;

3.	The number and title of each account in which the Access Person has any direct or indirect Beneficial Ownership; and

4.	The date the Access Person submits the Annual Holdings Report.

Annual Certifications

Each Adviser Access Person is required to certify annually that he or she has received, read, and understands the Code, including any amendments thereto, recognizes that he or she is subject to the Code and will continue to comply with all requirements set forth in the Code. In addition, each Adviser Access Person is required to certify annually that he or she has disclosed or reported all Reportable Transactions.

The Adviser will provide each Adviser Access Person with a copy of the Code, and any amendments thereto. A sample Annual Code of Ethics Certification is attached as Exhibit E.

Annual Conflicts of Interest Questionnaire

Each Adviser Access Person is required to complete and submit an Annual Conflicts of Interest Questionnaire. A sample Annual Conflicts of Interest Questionnaire is attached as Exhibit E. The CCO reviews the information furnished on the Questionnaire and may request additional details based upon the information furnished by the Adviser Access Person.

Independent Directors

An Independent Director does not need to provide the following reports or certifications: Initial or Annual Holdings Reports, Duplicate Confirmations, or Initial or Annual Conflict of Interest Questionnaire. An Independent Director need not file Quarterly Transaction Reports, unless the Independent Director knew or, in the ordinary course of fulfilling his or her official duties as an Independent Director, should have known that during the 15-day period immediately before or after the Independent Director’s transaction in a Reportable Security, the HL Funds purchased or sold the Reportable Security, or the Adviser considered purchasing or selling the Reportable Security.

V.	ADMINISTRATION OF THE CODE OF ETHICS

Prior Approval requirements and procedures

Adviser Access Persons must obtain prior approval for Personal Securities Transactions in certain Reportable Securities in accordance with these procedures. Refer to Appendix A for a list of the types of Reportable Securities for which prior approval is required.

Adviser Access Persons must request prior approval via an email directed to the Compliance Administrator. Unless the Compliance Administrator permits or requests a different form, the email request must contain the following information:

1.	The name of the security;

2.	The exchange ticker or CUSIP number;

3.	Whether the transaction is a purchase or sale;

4.	The quantity of shares or principal amount; and

5.	The name of the executing broker or dealer.

The Adviser Access Person will receive an email response from the Compliance Administrator. If prior approval is granted, the Adviser Access Person must execute his or her Personal Securities Transaction no later than the close of business on the next Trading Day. Approval expires at the close of business on the next Trading Day. If the Adviser Access Person receives prior approval for a Personal Securities Transaction and places a limit order with his or her broker, that limit order must either execute or expire no later than the close of business on the next Trading Day. If the Adviser Access Person receives prior approval for a stop loss order, that order may remain in place without further prior approval for up to thirty (30) days, provided that the terms of the stop loss order are not changed. An additional prior approval would be required for any changes to an existing stop loss order or any order in place more than thirty (30) days. Any Personal Securities Transaction executed under a stop loss order must be executed precisely in accordance with the terms of the approval. If the Adviser Access Person does not comply with the terms of the approval, the Compliance Administrator may limit or deny future approval requests for stop loss orders made by him or her.

If the Personal Securities Transaction is not executed within the specified timeframe, the Adviser Access Person must re-submit his or her prior approval request if he or she still desires to execute the Personal Securities Transaction.

An Adviser Access Person is prohibited from engaging in a Personal Securities Transaction in advance of receiving written approval, even if he or she expects that approval will be forthcoming.

Investments in IPOs and Limited Offerings are governed by Section III of the Code, not the requirements of this section of the Code.

Some Reasons for Denial of Prior Approval

Adviser Access Persons are reminded that engaging in Personal Securities Transactions in Reportable Securities is a privilege and not a right.

Although this list is not meant to be exhaustive, an Adviser Access Person will be denied prior approval of a Personal Securities Transaction if the security is subject to a Blackout Period. Approval can also be denied if: the Compliance Administrator or any member of the Compliance Committee believes that the Adviser Access Person’s pattern of trading is inconsistent with the spirit of the Code regardless of whether it meets the letter of the Code; if a Reportable Security was the subject of a newly-issued or changed research recommendation of the Adviser within ten (10) business days prior to the request; or to avoid a conflict, or the appearance of a conflict, with the interests of the Adviser’s clients. Approvals are denied without prejudice, so an Adviser Access Person can resubmit his or her request for prior approval for reconsideration at any time.

Managed Account Exemption

Transactions in accounts holding Reportable Securities in which an Access Person has Beneficial Ownership but over which the Access Person and his or her family members have no direct or indirect influence or control may be exempted from the definition of Reportable Transactions.

An example of an eligible managed account would be an account managed by an independent investment professional who neither consults with nor accepts guidance from the account owner on specific securities transactions prior to execution.

Exemption of a managed account from the prior approval and reporting requirements of this Code must be requested in writing by the Adviser Access Person to the CCO.

Written Report to HL Funds Board

No less frequently than annually, Harding Loevner must furnish to the HL Funds Board of Directors, and the HL Funds Board of Directors must consider, a written report that:

1.	Describes any issues arising under this Code or procedures since the last report to the Board, including but not limited to information about violations of the Code or procedures or sanctions imposed in response to the violations;

2.	Discusses whether any significant conflicts of interest arose during the reporting period, even if the conflicts have not resulted in a violation of the Code;

3.	Discusses any waivers that might be considered important by the Board that were granted during the reporting period; and

4.	Certifies that the HL Funds and the Adviser have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

VI.	DUTY OF CONFIDENTIALITY

Confidentiality is a cornerstone of the Adviser’s fiduciary obligation to its clients. Adviser Access Persons owe a duty of confidentiality to both the Adviser and its clients. Information acquired in the course of employment by the Adviser, including but not limited to information regarding actual or contemplated investment decisions, securities under Active Consideration, portfolio composition, client interests, non-public client information, research, research recommendations, Adviser activities and new business initiatives is confidential.

Adviser Access Persons must not discuss client business (e.g., strategy, holdings, assets under management, etc.), including the existence of a client relationship, with outsiders except as necessary to perform his or her job responsibilities.

In addition, Adviser Access Persons should be familiar with the HL Funds’ Policies and Procedures Regarding Selective Disclosure of Portfolio Holdings, which addresses the requirements for disclosure of the HL Funds’ portfolio holdings to ensure equality of dissemination.

VII.	PROHIBITION AGAINST INSIDER TRADING

Insider Trading undermines investor confidence in the fairness and integrity of the securities markets and is a violation of this Code, as well as a violation of the Federal Securities Laws.

The laws of Insider Trading are complex, but the general guidelines are simple. Once a person obtains Material, Non-Public Information, he or she may not:

1.	Trade on the Material, Non-Public Information;

2.	Communicate to another (tip) Material, Non-Public Information;

3.	Recommend the purchase or sale of a security on the basis of such information; or

4.	Assist someone who is engaged in the activities described above.

Any Access Person found to have engaged in Insider Trading will be subject to sanctions, up to and including termination of employment. In addition, such activity could include enforcement action by the SEC and/or criminal prosecution by the Department of Justice.

Ways in which the Adviser might obtain Material, Non-Public Information

Although not intended to be exhaustive, this list gives possible ways in which an Access Person might come into possession of Material, Non-Public Information:

1.	Disclosed to the Access Person by a company director, officer or employee (who could be a neighbor, friend, spouse or relative);

2.	Disclosed to the Access Person by persons with business relationships with the subject company (e.g., its investment banker, lawyers, or accountants);

3.	Disclosed to the Access Person by a sell-side analyst.

Examples of Material Information

Whether information is considered Material Information is fact-specific and depends on the circumstances. However, such information could include the following:

1.	Significant mergers or acquisition proposals or agreements;

2.	Earnings estimates;

3.	Changes in previously released earnings estimates;

4.	Extraordinary management changes;

5.	Dividend changes;

6.	Major litigation;

7.	Liquidation problems;

8.	A joint venture;

9.	Borrowing of significant funds;

10.	Government investigations;

11.	A major labor dispute; and

12.	The Adviser’s securities recommendations and client securities holdings and transactions.

Responsibilities and Reporting Procedures

When an Access Person receives information about a company, he or she has the following responsibilities related to that information:

1.	The Access Person must refrain from trading while in possession of that information unless and until determining that the information is not Material, Non-Public Information; and

2.	If the Access Person suspects that the information is Material, Non-Public Information, he or she is obligated to report it to the CCO or the Chief Investment Officer. The Access Person must refrain from disclosing the information to others, such as family, friends, business or social acquaintances, who do not have a legitimate business purpose for receiving that information.

The CCO and the Chief Investment Officer will determine if the information is Material, Non-Public Information. If the information fits within the definition, a trading ban, extending to client accounts and Personal Securities Transactions, will be imposed until such time as the information is publicly disclosed or no longer Material, Non-Public Information. The CCO shall maintain a list of securities for which trading bans were implemented.

Rumors

Markets trade on the constant exchange of ideas and information and this policy is not intended to chill legitimate communications, but spreading a false Rumor to manipulate the market is illegal. No Access Person shall originate or, except as permitted below, circulate in any manner a false or misleading Rumor about a security or its issuer for the purpose of influencing the market price of the security.

Access Persons are also expressly prohibited from engaging in any other type of activity that constitutes illegal market manipulation.

Any Access Person found to have engaged in the spread of false or misleading Rumors for the purpose of influencing market prices will be subject to sanctions, up to and including termination of employment and/or reporting of any improper conduct to the SEC or other regulatory authorities.

Access Persons who suspect a violation or become aware of a violation of this prohibition are required to report promptly the suspected violation to the CCO.

VIII.	GIFTS AND BUSINESS ENTERTAINMENT

As a fiduciary, our clients’ interests come first and neither the Adviser nor any Adviser Access Persons can allow gifts or business entertainment opportunities to influence our activities undertaken for our clients or compromise the Adviser’s ability to carry out its fiduciary obligations.

There is no formal regulatory guidance specifically for investment advisers on the subject of gifts and business entertainment. Generally, an Adviser Access Person cannot accept a gift or participate in an Entertainment Event offered by an Organization if the frequency and/or value of the gift or Entertainment Event may be considered or have the appearance of being excessive or extravagant.

Adviser Access Persons must use their reasonable judgment when assessing the value of a gift or the appropriateness of an Entertainment Event. Any concerns or questions about the appropriateness of a gift or Entertainment Event should be brought to the attention of the CCO or other member of the Compliance Committee for further review.

The following guidelines do not apply to personal gifts or offers of Adviser Access Person-owned tickets between Adviser Access Persons.

Gifts

Adviser Access Persons may only accept from Organizations gifts (other than Entertainment Events) of a value not exceeding $100. The limit of $100 is an aggregate limit, per Adviser Access Person, per Organization on an annual basis. Promotional items of negligible value (e.g., mugs, pens, t-shirts, etc.) do not need to be considered toward the aggregate annual limit. Gifts exceeding the $100 value limit should be returned to the giver, or donated to charity if appropriate. Adviser Access Persons are prohibited from accepting cash gifts, including cash equivalents such as gift certificates, from Organizations.

The Adviser recognizes that, under appropriate circumstances, it may be acceptable for the Adviser or an Adviser Access Person to give a gift to individuals within an Organization. The gift must be valued at less than $100, which is an aggregate limit, per recipient, on an annual basis. Further, the Adviser Access Person must have a reasonable belief that the giving of the gift complies with any applicable code of conduct of the recipient. Access Persons may not give a gift, contribution, payment, or anything of value to a government official, candidate for government office, campaign, political committee, or political party without the CCO’s advance approval under the Adviser’s policy on Political Contributions.

Adviser Access Persons are not required to obtain prior approval before accepting or giving a gift, but must promptly report to the CCO the receipt of or the giving of the gift so it can be recorded on the Adviser’s Gift Log (attached as Exhibit F). The giving or receiving of promotional items of negligible value (e.g., mugs, pens, t-shirts, etc.) do not have to be reported to the CCO or recorded on the Gift Log.

Exceptions to Gift Giving Limits

The limits set forth above generally do not apply to personal gifts from individuals within Organizations, such as a wedding gift or a congratulatory gift for the birth of a child, provided that these gifts are not in relation to the business of the Adviser or as a result of the Adviser’s business with the Organization.

Entertainment Events

The Adviser recognizes that participating in Entertainment Events with Organizations may help further legitimate business purposes and objectives. Examples of permissible Entertainment Events include lunches, dinners, golf outings, cocktail parties and regular season sporting events.

Adviser Access Persons are not required to obtain prior approval before participating in or hosting an Entertainment Event, but must promptly advise the CCO of the event so it can be recorded in the Adviser’s Entertainment Log (attached as Exhibit G).

Soliciting Gifts, Entertainment Events, or Contributions

Adviser Access Persons may not solicit gifts, entertainment opportunities, sponsorships, or charitable or political contributions from Organizations.

Maintenance of the Gifts and Entertainment Logs

The CCO, or her designee, is responsible for maintaining the Gift and Entertainment Logs.

IX.	OUTSIDE AFFILIATIONS

The Adviser recognizes that an Adviser Access Person has outside affiliations to which he or she dedicates personal time.

Directorships

An Adviser Access Person who wishes to serve on the Board of Directors of a publicly-traded company must first obtain approval from the CCO, or another member of the Compliance Committee, prior to accepting the position. The Compliance Committee will determine if a new Adviser Access Person can continue to serve as a director of a publicly-traded company if he or she is already in that position prior to joining the Adviser. In either case, approval will be granted only if the Compliance Committee determines that the activity does not present a significant conflict of interest with the Adviser or the Adviser’s clients.

The above restrictions and procedures for approval do not apply to unpaid service with a charitable or non-profit organization.

Outside Employment

Each Adviser Access Person is required to disclose whether or not he or she is engaged in any paid employment or service outside the business of the Adviser. No paid employment relating to the provision of investment advisory services is permitted.

These disclosures are required on the Initial Conflicts of Interest Questionnaire (Exhibit B) and annually thereafter on the Annual Conflicts of Interest Questionnaire (Exhibit E).

X.	OVERSIGHT OF THE CODE OF ETHICS

Compliance Committee

The Compliance Committee, led by the CCO, is responsible for monitoring and oversight of this Code.

Responsibilities of Each Employee

It is expected that Employees will embrace and comply with both the letter and spirit of the Code and to uphold the bedrock principle that our client’s interests come before the Adviser’s interests or the personal interests of individual Employees.

Adherence to the Code is a basic condition of employment. If an Employee has any doubt as to the appropriateness of any activity, believes that he or she has violated the Code, or becomes aware of a violation of the Code by another Employee, the Employee is obligated to bring these matters to the attention of the Compliance Committee.

If an Employee believes that he or she has information related to a possible violation of law (including but not limited to the Federal Securities Laws) that has occurred, is ongoing, or is about to occur, that Employee is obligated to bring that information to the attention of the Compliance Committee. The Adviser will not retaliate or discriminate against any Employee who reports information that he or she reasonably believes constitutes a violation of law.

Enforcement of the Code

Potential violations of the Code will be investigated and considered by the Compliance Committee.

Violations of the Code’s provisions are taken seriously and may result in sanctions or other consequences, including but not limited to the following:

1.	A warning;

2.	A reversal of a Personal Securities Transaction or the return of the gift;

3.	Disgorgement of profits from the Personal Securities Transaction or of the value of a gift;

4.	A limitation or restriction on engaging in Personal Securities Transactions;

5.	A monetary fine;

6.	Termination of employment; and

7.	Referral to civil or criminal authorities.

As described above in Section V, ADMINISTRATION OF THE CODE OF ETHICS, violations are reported to the Board of Directors of the HL Funds no less frequently than annually.

Any questions about the Code of Ethics or the existence of a conflict of interest, or the appearance of a conflict of interest, should be brought to the attention of the CCO or other member of the Compliance Committee.

Appendices

A.	Types of Reportable Securities for which Prior Approval is Required for Personal Securities Transactions

B.	Types Reportable Securities for which No Prior Approval is Required for Personal Securities Transactions

C.	Exempt Transactions

D.	List of AMG Funds

Exhibits

A.	Initial Holdings Report and Acknowledgment

B.	Initial Conflicts of Interest Questionnaire

C.	Quarterly Transaction Report

D.	Annual Holdings Report

E.	Annual Conflicts of Interest Questionnaire and Code of Ethics Certification

F.	Gift Log

G.	Entertainment Log

H.	Definition of Beneficial Ownership